EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES OCTOBER CASH DISTRIBUTION

    Dallas, Texas, October 21, 2005 - Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.188586 per unit, payable on November 15, 2005, to unitholders of record on October 31, 2005. The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in August.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,582,000	83,000	$6.58

Prior Month Distribution	2,575,000	83,000	$6.42

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

    Nine wells are currently being drilled on the underlying properties. Budgeted development costs of $5,100,000 were deducted for this distribution. Production expense for the month was $1,610,000 and overhead was $662,000.

Development Costs

    Because of increased development activity and higher costs, XTO Energy has informed the Trustee that it has increased the monthly development cost deduction from $3,300,000 to $5,100,000 beginning with the October 2005 distribution.  This increased monthly deduction is expected to be maintained at least through the December 2005 distribution.  XTO Energy has informed the trustee that it plans to drill 37 wells during 2005.  This is an increase from the original development budget of 29 wells, most of which have been drilled and are in production.

    For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800